Exhibit 12

GTE Florida Incorporated and Subsidiary

STATEMENTS OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

(Thousands of Dollars)

                                                                   Years Ended December 31,
                                           ------------------------------------------------------------------------
                                              1995        1994        1993       1993(a)       1992        1991
                                           ----------  ----------  -----------  ----------  ----------  -----------
Net earnings available for fixed charges:
  Income (loss) before extraordinary
      charges                              $  175,473  $  140,255  $   106,908  $ (15,227)  $  165,924  $   147,275
  Add - Income taxes (benefit)                104,612      86,167       59,076    (16,924)      98,789       64,162
        - Fixed charges                        74,226      70,285       76,786      76,786      82,184       85,640
                                           ----------  ----------  -----------  ----------  ----------  -----------

Adjusted earnings:                         $  354,311  $  296,707  $   242,770  $   44,635  $  346,897  $   297,077
                                           ==========  ==========  ===========  ==========  ==========  ===========

Fixed charges:
  Interest expense                         $   65,078  $   61,152  $    69,529  $   69,529  $   74,856  $    79,001
  Portion of rent expense
      representing interest                     9,148       9,133        7,257       7,257       7,328        6,639
                                           ----------  ----------  -----------  ----------  ----------  -----------

Adjusted fixed charges:                    $   74,226  $   70,285  $    76,786  $   76,786  $   82,184  $    85,640
                                           ==========  ==========  ===========  ==========  ==========  ===========

RATIO OF EARNINGS TO FIXED
  CHARGES:                                       4.77        4.22         3.16          --        4.22         3.47

(a) Results for 1993 include an after-tax restructuring charge of approximately $120 million for the implementation of a re-engineering plan and a one-time after-tax charge of approximately $2 million related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993. Earnings were not adequate to cover fixed charges in 1993. The amount of such deficiency was approximately $32 million for the year ended December 31, 1993.